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                                                                     EXHIBIT 4.5

                                 AMENDMENT NO. 1
                              TO THE NATIONAL CITY
                        SAVINGS AND INVESTMENT PLAN NO. 3
                            (EFFECTIVE MAY 15, 2001)

         National City Corporation, a Delaware corporation, and National City Bank, a national banking association, Trustee, hereby evidence the adoption of this Amendment No. 1 to the National City Savings and Investment Plan No. 3 (Effective May 15, 2001) (the "Plan"), effective January 1, 2002.

                                    Section 1
                                    ---------

         Section 1.1(1) of the Plan is hereby amended by adding the following sentence to the end thereof:

         "Each Account shall consist of a Profit Sharing Account and an ESOP Account."

                                    Section 2
                                    ---------

         Section 1.1 of the Plan is hereby amended by inserting the following new Subsection (26A) immediately after Subsection (26):

         "(26A) ESOP FEATURE: The portion of the Plan described in Article XVI."

                                    Section 3
                                    ---------

         Section 1.1(32) of the Plan is hereby amended by adding the following sentence to the end thereof:

         "The NCC Stock Fund shall constitute the ESOP Feature of the Plan. All other Investment Funds shall constitute the Profit Sharing Feature of the Plan."

                                    Section 4
                                    ---------

         Section 1.1(41) of the Plan is hereby amended by deleting the first sentence therein and substituting the following new sentence therefor:

         "The Investment Fund provided under the ESOP Feature of the Plan."

                                    Section 5
                                    ---------

         Section 1.1(46) of the Plan is hereby amended by adding the following sentence to the end thereof:







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         "The Plan consists of a Profit Sharing Feature and an ESOP Feature."

                                    Section 6
                                    ---------

         Section 1.1 of the Plan is hereby amended by inserting the following new Subsection (47A) immediately after Subsection (47):

                  "(47A) PROFIT SHARING FEATURE: The portion of the Plan (i) which is not included within the ESOP Feature, (ii) which is intended to qualify as a profit sharing plan under Code Section 401(a), and
         (iii) which includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k)."

                                    Section 7
                                    ---------

         Section 3.10 of the Plan is hereby amended by adding the following new sentence to the end thereof:

         "In the event that NCC Stock is not publicly traded, fair market value will be determined in accordance with Section 16.2(1)."

                                    Section 8
                                    ---------

         Section 4.6 of the Plan is hereby amended by inserting "(1)" immediately after the heading "TESTING PROCEDURES." and by adding the following new Subsection (2) to the end thereof:

                  "(2) Notwithstanding the foregoing provisions of this Article, to the extent required by the Code and Treasury Regulations the limitations of Sections 4.2, 4.3 and 4.4 shall be applied separately to each of the Profit Sharing Feature and the ESOP Feature."

                                    Section 9
                                    ---------

         The last sentence of Section 5.1(1) of the Plan is hereby amended by inserting the phrase "Except as provided in Section 16.5(1)," at the beginning thereof and (ii) deleting the word "Dividend" where it occurs therein and substituting the word "dividend" therefor.

                                   Section 10
                                   ----------

         Section 5.2 of the Plan is hereby amended by deleting the first sentence thereof and substituting the following therefor:

         "The Trustee shall establish and maintain, or cause to be maintained, a Profit Sharing Account and an ESOP Account for each Participant, which together shall constitute a Participant's 'Account'. The ESOP Account shall be comprised of the portion of a Participant's Account that is invested in the NCC Stock Fund and shall be subject to the provisions of Article XVI. The Profit Sharing Account





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         shall be comprised of the portion of a Participant's Account that is invested in any Investment Fund other than the NCC Stock Fund. The Profit Sharing Account and the ESOP Account shall each reflect, pursuant to Sub-Accounts established and maintained thereunder, the amount, if any, of the Participant's (a) Before-Tax Contributions, (b) After-Tax Contributions, (c) Matching Allocations, (d) Qualified Nonelective Contributions and (e) Transfer Contributions (unless the Trustee determines to maintain the cash or property transferred to the Trust Fund as a Transfer Contribution pursuant to one or more of the foregoing Sub-Accounts) that are held in the Profit Sharing Account and the ESOP Account of each Participant, as applicable. Any reference to 'Sub-Account' in this Plan shall refer to the relevant Sub-Account maintained under the Profit Sharing Account and the ESOP Account."


                                   Section 11
                                   ----------

         The Plan is hereby amended by adding the following new Article XVI immediately after the end of Article XV:

                           "ARTICLE XVI - ESOP FEATURE
                           ---------------------------

                  16.1 IN GENERAL: (1) On and after January 1, 2002, the Plan shall consist of two components, the ESOP Feature and the Profit Sharing Feature. Effective January 1, 2002, the portion of a Participant's Account invested in the NCC Stock Fund will be provided under the ESOP Feature of the Plan, and the portion of a Participant's Account invested in any Investment Fund that is not the NCC Stock Fund will be provided under the Profit Sharing Feature of the Plan.

                  (2) The ESOP Feature is intended to qualify as a stock bonus plan under Code Section 401(a) and as an employee stock ownership plan under Code Section 4975(e)(7). The ESOP Feature is designed to invest primarily in "qualifying employer securities," as defined in Code Sections 4975(e)(8) and 409(l) and ERISA Section 407(d)(5). The ESOP Feature is described in this Article XVI. The provisions of this
         Article XVI shall supercede any contrary provisions of the Plan.

                  16.2 ACQUISITION AND DISPOSITION OF EMPLOYER SECURITIES. (1) GENERAL. Any purchase of NCC Stock by the Trust Fund shall be made at a price which is not in excess of its fair value market value. The Committee shall determine fair market value of any nonpublicly traded NCC Stock based upon the value determined by an independent appraiser having expertise in rendering such evaluations and meeting requirements similar to those contained in Treasury Regulations under Code Section 170(a)(1). The Committee may direct the Trustee to buy NCC Stock from, or sell NCC Stock to, any person, subject to Subsection (2). All sales of NCC Stock shall be charged pro rata to the ESOP Accounts of the Participants.





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                  (2) TRANSACTIONS WITH DISQUALIFIED PERSONS. In the case of any transaction involving NCC Stock between the Trust Fund and a disqualified person (as defined in Code Section 4975(e)(2)) or any transaction involving NCC Stock which is subject to ERISA Section 406(b), no commission shall be charged with respect to the transaction and the transaction shall be for adequate consideration (as defined in ERISA Section 3(18)) or, in the case of an evidence of indebtedness of an Employer or an affiliate of an Employer, at a price not less favorable to the Plan than the price determined under ERISA Section 407(e)(1).

                  16.3 DIVERSIFICATION OF INVESTMENT. Participants may diversify the investment of amounts held in their ESOP Accounts by transferring amounts held in their ESOP Accounts from the NCC Stock Fund to one of the other Investment Funds maintained under the Profit Sharing Feature in accordance with the provisions of Section 5.6. Any transfer of such amounts from the NCC Stock Fund to another Investment Fund shall be deemed to be a transfer from the ESOP Feature to the Profit Sharing Feature.

                  16.4 PUT OPTION ON COMPANY STOCK.

                  (1) WHEN PUT REQUIRED. If a Participant receives a distribution of NCC Stock and the NCC Stock is not readily tradable on an established market, then the NCC Stock distributed to the Participant (or his Beneficiary) must be subject to a put option as described in this Section.

                  (2) HOLDER OF PUT. The put option shall be exercisable by the Participant, or if deceased, by the Participant's Beneficiary, by the donees of either, or by a person (including an estate or its distributee) to whom the NCC Stock passes by reason of the death of the Participant or the Beneficiary.

                  (3) RESPONSIBILITY FOR PUT. The holder of the put option shall be entitled to put the NCC Stock to the Company. The Committee shall have the authority to have the Plan assume the rights and obligations of the Company at the time the put option is exercised by directing the Trustee to repurchase the NCC Stock; PROVIDED, HOWEVER, that under no circumstances may the put option bind the Plan. If it is known that federal or state law will be violated by the Company's honoring the put option, the put option must permit the NCC Stock to be put, in a manner consistent with such law, to a third party (for example, an affiliate of the Company or a shareholder other than the Plan) that has substantial net worth at the time the ESOP Loan is made and whose net worth is reasonably expected to remain substantial.

                  (4) DURATION OF PUT. The holder of the put option shall be entitled to exercise the option at any time during two option periods. The first option period shall be the 60-day period commencing on the date of the distribution of the NCC Stock, and if the option is not exercised during that period, a second 60-day period shall commence in the following Plan Year. The period during which a put option is exercisable does not include any time when a






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         holder of the put option is unable to exercise it because the party bound by the put option is prohibited from honoring it by applicable federal or state law.

                  (5) MANNER OF EXERCISE. A put option is exercised by the holder notifying the Company in writing that the option is being exercised.

                  (6) PRICE. The exercise price for a put option shall be the value of the NCC Stock based on all relevant factors for determining the fair market value of the NCC Stock and shall be made in good faith. In the case of a transaction between the Plan and a Disqualified Person, value shall be determined as of the date of the transaction. For all other purposes, value shall be determined as of the most recent Valuation Date under the Plan. An independent appraisal will not in itself be a good faith determination of value in the case of a transaction between the Plan and a Disqualified Person. However, in other cases, a determination of fair market value based on at least an annual appraisal independently arrived at by a person who customarily makes such appraisals and who is independent of any party to a transaction involving a right of first refusal or a put option with respect to NCC Stock distributed under this Plan will be deemed to be a good faith determination of value.

                  (7) PAYMENT TERMS AND RESTRICTIONS. The terms of payment for the sale of NCC Stock pursuant to a put option shall be as provided in the put and may be either paid in a lump sum or in installments as provided by the Committee. An agreement to pay through installments shall be permissible only if the NCC Stock subject to the put option is part of a 'total distribution', as defined in Code Section 409(h)(5), and--

                  (a) the agreement is adequately secured, as determined by the Committee,

                  (b) a reasonable rate of interest is charged, as determined by the Committee,

                  (c) annual payments are equal,

                  (d) installment payments must begin not later than 30 days after the date the put option is exercised, and

                  (e) the term of the payment does not extend beyond five years from the date the put option is exercised.

                  16.5 MISCELLANEOUS ESOP FEATURE PROVISIONS.

                  (1) PAYMENT OF DIVIDENDS. (a) The Committee, in its sole discretion, may provide that any dividends paid in cash during the Plan Year on shares of NCC Stock held in the NCC Stock Fund shall be (i) paid in cash directly to the Participant, (ii) paid to the Plan and subsequently distributed to the Participant in cash no later than 90 days after the close of the Plan Year in which the dividends







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         are paid to the Plan or, (iii) at the election of the Participant, either (A) paid to the Participant as provided in Clause (i) or (ii) (as determined by the Committee) or (B) paid to the Participant's ESOP Account to be reinvested in the NCC Stock Fund. Such dividends shall be paid in accordance with procedures established by the Committee.

                  (b) If an election pursuant to Paragraph (a)(iii) is provided by the Committee, each Participant may make the election, in the manner and at the time specified by the Committee, with respect to dividends received on shares of NCC Stock comprising the portion of the NCC Stock Fund allocated to the Participant's ESOP Account. If an election pursuant to Paragraph (a)(iii) is provided by the Committee and a Participant does not make such an election, such dividends shall be paid to the Participant's ESOP Account to be reinvested in the NCC Stock Fund.

                  (c) The Beneficiary of a deceased Participant and a Participant's alternate payee shall have the same rights as a Participant has under this Subsection (1).

                  (d) The provisions of this Subsection (1) are intended to implement the provisions of Code section 404(k) and shall be interpreted and applied accordingly."

                      (2) INDEPENDENT APPRAISER. NCC Stock held in Participants' ESOP Accounts shall be valued as of each Valuation Date, or at the discretion of the Committee, more frequently. All valuations of NCC Stock held in Participants' ESOP Accounts which is not readily tradable on an established securities market shall be made by an independent appraiser meeting requirements similar to those contained in Treasury Regulations under Code Section 170(a)(1)."


         EXECUTED this ______ day of ____________, 2001.


NATIONAL CITY BANK, TRUSTEE                 NATIONAL CITY CORPORATION



By:____________________________             By:____________________________
   Title:                                      Title:



                                            By:____________________________
                                               Title:


















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